Exhibit 99.1

NEWS RELEASE	CONTACT:	Jason Korstange (952) 745-2755 www.tcfbank.com

FOR IMMEDIATE RELEASE

200 Lake Street East, Wayzata, MN 55391-1693

TCF’s Board of Directors Elect

Peter Bell to Board Membership

WAYZATA, MN, November 23, 2009 — The Board of Directors of TCF Financial Corporation (TCF) (NYSE: TCB) today announced the election of Peter Bell to the TCF Board of Directors, effective November 20, 2009.

Mr. Bell is the Chair of the Metropolitan Council, a regional agency that operates the bus, wastewater, and parks systems, administers funds for affordable housing opportunities, and is responsible for strategic long-range growth planning for the Minneapolis/St. Paul metropolitan area.  Mr. Bell was appointed to this position by Governor Tim Pawlenty in 2003 and again in 2007.  Formerly, Mr. Bell was executive vice president at Hazelden from 1999 to 2002 and executive vice president of corporate community relations at TCF Bank from 1994 to 1999.  Mr. Bell was the co-founding and executive director of the Institute on Black Chemical Abuse and has written numerous books on chemical dependence.  Mr. Bell is a former member of the University of Minnesota Board of Regents and has served on the board of directors for many local and national social and civic organizations.

“I am honored to welcome Peter Bell to TCF’s Board of Directors.  Peter brings a wealth of knowledge and experience in government services, business development, transportation, higher education, and housing,” said William A. Cooper, Chairman of the Board and Chief Executive Officer.  “We look forward to his guidance and counsel.”

TCF is a Wayzata, Minnesota-based national financial holding company with $17.7 billion in total assets.  TCF has 443 banking offices in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana, Arizona and South Dakota, providing retail and commercial banking services.  TCF also conducts commercial leasing and equipment finance business in all 50 states and commercial inventory finance business in the U.S. and Canada.   For more information about TCF, please visit www.tcfbank.com.

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